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For Immediate Release

Abbott reports increases in sales, earnings for fourth-quarter 2000;
sales rise 6.8 percent to $3.7 billion

  •
  On Dec. 15, 2000, Abbott announced it plans to acquire the pharmaceutical business of BASF, including the global pharmaceutical operations of Knoll. This adds more than $2 billion to annual sales and gives Abbott leading monoclonal antibody technology, a strong research presence in immunology, a significantly increased commercial presence outside the United States, and a high-potential pipeline product, D2E7, for rheumatoid arthritis.

  •
  The fourth quarter marked another quarter of strong double-digit sales growth for Abbott's U.S. pharmaceutical and U.S hospital products businesses. U.S. pharmaceutical sales grew 14.4 percent to $761 million, and U.S. hospital products sales grew 16.0 percent to $678 million.

  •
  In December 2000, Abbott launched Soft-Sense, the first fully automated blood glucose monitor to offer lancing, blood collection and painless glucose testing with a single press of a button. Sof-Tact, the U.S. version of the product, will launch during the first half of 2001.

    ABBOTT PARK, Ill., Jan. 16, 2001— Abbott Laboratories today reported increases in sales and earnings for both the fourth quarter and year ended Dec. 31, 2000. Worldwide sales for the fourth quarter were $3.705 billion, up 6.8 percent from $3.468 billion in the fourth quarter of 1999. Total sales were unfavorably impacted 3.3 percent due to the effect of the relatively stronger U.S. dollar. Without the impact of exchange, total sales would have increased by 10.1 percent. Diluted earnings per share for the quarter rose to 48 cents, up 11.6 percent from 43 cents a year ago. Net earnings increased 13.5 percent to $753 million, from $664 million in the fourth quarter of 1999. For the fourth quarter, research and development (R&D) expense was $350 million.

    The following is a summary of Abbott's fourth-quarter 2000 sales for its major business segments:

Sales Summary— Fourth Quarter 2000	4Q00 ($ millions)	Percent Change vs. 4Q99	Percent Change vs. 4Q99— Without Impact of Exchange
Total Sales	$3,705	6.8	10.1
U.S. Pharmaceutical Sales	$761	14.4	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$955	18.2	—
U.S. Hospital Products Sales	$678	16.0	—
International Sales	$853	1.3	9.4
International Pharmaceuticals	$390	2.1	12.0
International Hospital Products	$188	(2.4)	6.3
International Nutritionals	$275	2.6	7.6
Ross Products (U.S.) Sales	$493	1.1	—
Worldwide Diagnostics Sales	$752	(6.4)	(0.5)

Note: See page 13 for complete "Consolidated Statement of Earnings."

*
Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries, Ltd., of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's income is included in a separate income line on the "Consolidated Statement of Earnings."

    The following is a summary of Abbott's 2000 sales for its major business segments:

Sales Summary— Year Ended 12/31/00	Year Ended 12/31/00 ($ millions)	Percent Change vs. 1999	Percent Change vs. 1999— Without Impact of Exchange
Total Sales	$13,746	4.3	6.3
U.S. Pharmaceuticals Sales	$2,580	7.6	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$3,539	20.9	—
U.S. Hospital Products Sales	$2,507	11.5	—
International Sales	$3,307	3.2	8.0
International Pharmaceuticals	$1,482	(0.2)	5.5
International Hospital Products	$754	2.6	8.5
International Nutritionals	$1,071	8.8	11.6
Ross Products (U.S.) Sales	$2,035	4.0	—
Worldwide Diagnostics Sales	$2,924	(2.9)	0.8

Note: See page 14 for complete "Consolidated Statement of Earnings."

*
Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries, Ltd., of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's income is included in a separate income line on the "Consolidated Statement of Earnings."

    Total sales in U.S. markets were $2.370 billion, up 12.6 percent from $2.105 billion in the fourth quarter of 1999. Total international sales, including direct exports from the United States, were $1.335 billion, a 2.0 percent decrease from $1.363 billion recorded a year ago. International sales were unfavorably impacted 8.4 percent due to the effect of the relatively stronger U.S. dollar. Without the impact of exchange, international sales would have increased by 6.4 percent.

2000 results

    Worldwide sales in 2000 increased to $13.746 billion, up 4.3 percent from $13.178 billion a year ago. Total sales were unfavorably impacted 2.0 percent due to the effect of the relatively stronger U.S. dollar. Without the impact of exchange, total sales would have increased by 6.3 percent.

    For the year 2000, diluted earnings per share rose 13.4 percent to $1.78 from $1.57 a year earlier. Net earnings rose to $2.786 billion, an increase of 13.9 percent from $2.446 billion a year ago. Total sales in U.S. markets were $8.590 billion, up 6.1 percent from $8.099 billion in 1999. Total international sales, including direct exports from the United States, were $5.156 billion, a 1.5 percent increase from $5.079 billion recorded a year ago. International sales were unfavorably impacted 5.2 percent due to the effect of the relatively stronger U.S. dollar. Without the impact of exchange, international sales would have increased by 6.7 percent.

    For 2000, R&D expense increased 13.2 percent over 1999.

    "During 2000, the contributions of Abbott people throughout the world were exceptional," said Miles D. White, chairman and chief executive officer. "Our people developed several unique products, such as Kaletra and Sof-Tact, that will make a significant difference in the lives of the patients we serve. The company delivered financial performance in line with its commitments, despite a challenging foreign exchange environment. Abbott also accomplished a number of objectives important for long-term success. We strengthened our scientific focus through increased investment and alignment of all scientific programs under a new chief scientific officer. Finally, the acquisition of Knoll will enhance Abbott's global pharmaceutical business and greatly expand our technical and financial capabilities in the scientific arena."

Review of 2000 business activities

Pharmaceutical Products

  •
  On Dec. 15, 2000, Abbott announced it had entered into a definitive agreement to acquire the pharmaceuticals business of BASF, which includes the global pharmaceutical operations of Knoll, for $6.9 billion. The acquisition enhances Abbott's global pharmaceuticals business through marketed products such as Synthroid, for the treatment of thyroid insufficiency, Rythmol, for arrhythmia, and Meridia, for obesity management. (A recently released study demonstrates that Meridia can help obese people lose weight and maintain a clinically significant weight loss for up to two years.) The acquisition increases Abbott's R&D spending capacity by approximately $300 million. It also provides direct access to leading monoclonal antibody technologies, and a strong research presence in immunology, with a high-potential product, D2E7, for rheumatoid arthritis. The transaction is expected to be completed by the end of the first quarter of 2001, subject to receipt of all necessary regulatory approvals.

  •
  Abbott received accelerated U.S. Food and Drug Administration (FDA) approval, on Sept. 15, 2000, to market its antiretroviral Kaletra (lopinavir/ritonavir), formerly known as ABT-378/r, for the treatment of HIV infection in adults and children six months and older, in combination with other antiretroviral medications. The approval of Kaletra follows extensive work by Abbott scientists to design a potent and well-tolerated protease inhibitor for patients who are new to, or experienced with, HIV therapy. Data presented at the Fifth International Congress on Drug Therapy in HIV Infection in Glasgow in October 2000 show that patients new to HIV therapy have not developed genotypic resistance to Kaletra, at 48 weeks of treatment in an ongoing Phase III clinical trial, and in an ongoing, smaller, dose-ranging study with no comparator group through two years. On Dec. 18, 2000, Abbott announced that the Committee for Proprietary Medicinal Products (CPMP) in the European Union had adopted a positive opinion on Kaletra.

    The CPMP opinion will be considered by the European Commission, which will make the final decision regarding marketing authorization, a process that takes approximately 90 days.

  •
  During the second-quarter 2000, Abbott launched Depakote ER (divalproex sodium delayed-release tablets), a once-daily version of its top-selling U.S. pharmaceutical product, for migraine prevention. A head-to-head study released in December 2000 shows that fewer patients reported side effects with Depakote than those taking the antipsychotic Zyprexa. In addition, total outpatient costs for Depakote-treated patients were about half that of the Zyprexa-treated group.

  •
  The FDA approved Mobic (meloxicam) tablets for marketing April 14, 2000. Mobic, a once-daily medication for osteoarthritis, is promoted jointly in the United States by Abbott and Boehringer Ingelheim Pharmaceuticals, Inc., the drug's developer.

  •
  In April 2000, Abbott began marketing Biaxin XL (clarithromycin extended-release tablets), a new once-daily formulation of its widely prescribed, advanced-generation macrolide antibiotic, Biaxin  (clarithromycin) tablets, following its FDA approval in March 2000. Data from a study presented in October shows patients treated for acute bacterial exacerabation of chronic bronchitis (AECB) with once-daily Biaxin XL for seven days experience significantly less-severe gastrointestinal side effects than those taking the antibiotic Augmentin for 10 days. Also in October, Abbott submitted a supplemental new drug application to the FDA seeking approval of a new seven-day indication for Biaxin XL for the treatment of mild to moderate community-acquired pneumonia.

  •
  In March 2000, Abbott announced it had signed an agreement with Takeda Chemical Industries, Ltd., giving Abbott exclusive rights to market Takeda's new oral diabetes drug, Actos (pioglitazone hydrochloride), in nine Latin American countries, including Argentina, Brazil, Chile, Colombia, Ecuador, Paraguay, Peru, Uruguay and Venezuela.

Hospital Products

  •
  During 2000, Abbott launched Precedex, a novel sedative that offers multiple patient benefits, and midazolam, a generic injectable anesthetic.

  •
  On Oct. 3, 2000, Biocompatibles International plc. announced it had received notification from the FDA that the pre-market approval (PMA) submission for the BiodivYsio stent had been approved. Through a multi-year agreement with Biocompatibles, Abbott will distribute the BiodivYsio  coated stent products in the United States.

  •
  Abbott signed a worldwide licensing agreement with LuMend, Inc. of Redwood City, Calif., to market and sell LuMend's two peripheral chronic total occlusion catheters, the SuperCross and the OutBack. Through its Perclose subsidiary, Abbott will also assist in the development and manufacture of the products.

Nutritionals

  •
  On Oct. 9, 2000, Abbott announced that the U.S. Supreme Court let stand, without comment, a federal appeals court ruling on the Ross Products Division's "1st Choice of Doctors" claim. Therefore, Ross may continue to use the claim in advertising its Similac With Iron infant formula.

  •
  In selected U.S. markets, the Ross Products Division introduced a 32-ounce, ready-to-feed, aseptic bottle for Isomil Soy Formula With Iron. This launch follows the U.S. national rollout earlier this year of 32-ounce, ready-to-feed Similac With Iron, the first infant formula available in a reclosable, plastic bottle. Manufactured through highly advanced processes to maintain the sterility required of infant formula, this innovative, award-winning packaging makes formula feeding even easier for parents.

Diagnostics

  •
  In Germany, Abbott launched the Soft-Sense, the first fully automated blood glucose monitor to offer lancing, blood collection and painless glucose testing with a single press of a button. In addition to the convenience of fully automated testing, the system offers users an easy and virtually painless method of obtaining blood samples. As an alternative to the traditional fingerstick sampling method, it allows samples to be drawn from less sensitive areas of the body, such as the forearm or upper arm, and employs a new strip technology, which requires less blood. On Nov. 20, 2000, Abbott announced the product, known as Sof-Tact in the United States, had received FDA marketing clearance. Sof-Tact will launch in the United States during the first half of 2001, and will continue to be introduced, under the Soft-Sense name, in other European countries as well.

  •
  Abbott signed a five-year purchasing agreement with Consorta, Inc. for clinical chemistry and immunoassay laboratory testing kits and instruments, including the Aeroset, Architect and AxSym systems. Over the course of the five-year agreement, which began Nov. 1, 2000, Abbott estimates sales to Consorta will exceed $250 million. In August 2000, Abbott also signed a sole-source, three-year, multi-million dollar contract with Consorta covering Abbott's blood glucose monitoring products in the post-acute-care market. Consorta, Inc. is a group purchasing organization that represents more than half of the Catholic hospitals in the United States.

Corporate

  •
  Abbott, Johnson & Johnson, GE Medical Systems, Baxter International Inc. and Medtronic, Inc., announced in March 2000 that they are creating a global health care exchange that will be an independent, Internet-based company. This new, privately held trading exchange helps health care providers make quicker, more efficient purchasing decisions by simplifying business processes and providing a single source for customers' health care purchases. The exchange has more than 50 supplier members.

    Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 60,000 people and markets its products in more than 130 countries. In 2000, the company's sales and net earnings were $13.7 billion and $2.8 billion, respectively, with diluted earnings per share of $1.78.

    Abbott's news releases and other information are available on the company's Website at www.abbott.com. Abbott will webcast its live fourth-quarter/year-end earnings conference call through its Web site at www.abbottinvestor.com at 9 a.m. today, Central time. An archived edition of the call will be available after 1 p.m., Central time.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

    Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our 1999 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contact:	Financial Analyst Contract:
Christy Beckmann	John Thomas
(847) 938-9725	(847) 938-2655

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Fourth Quarter Ended December 31, 2000 and 1999

	Fourth Quarter
	2000	1999	Percent Change
Net Sales	$3,704,690,000	$3,467,936,000	6.8
Cost of products sold	1,696,440,000	1,518,823,000	11.7
Research & development	349,682,000	327,852,000	6.7
Selling, general & administrative	735,646,000	788,138,000	(6.7)
Total Operating Cost & Expenses	2,781,768,000	2,634,813,000	5.6
Operating Earnings	922,922,000	833,123,000	10.8
Net interest (income)/expense	(782,000)	15,043,000	—
Net foreign exchange (gain)/loss	3,962,000	4,316,000	(8.2)
(Income) from TAP Pharmaceutical Products Inc. joint venture (a)	(108,147,000)	(112,322,000)	(3.7)
Other (income)/expense, net	(4,164,000)	3,861,000	—
Earnings Before Taxes	1,032,053,000	922,225,000	11.9
Taxes on earnings	278,654,000	258,223,000	7.9
Net Earnings	$753,399,000	$664,002,000	13.5
Basic Earnings Per Common Share	$0.49	$0.43	14.0
Diluted Earnings Per Common Share	$0.48	$0.43	11.6
Average Number of Common Shares Outstanding
Used for Basic Earnings Per Common Share	1,546,270,000	1,542,004,000
Average Number of Common Shares Outstanding
Plus Dilutive Common Stock Options	1,569,999,000	1,557,343,000
Tax Rate	27.0%	28.0%

a)
Abbott's income from its TAP Pharmaceutical Products Inc. joint venture for the fourth quarter was adversely affected as a result of an increase in a litigation reserve related to the U.S. Department of Justice investigation of the marketing and sales practices of TAP Pharmaceuticals Inc. for Lupron. While it is not feasible to predict the outcome of these proceedings with certainty, management is of the opinion that their ultimate disposition should not have a material adverse effect on Abbott's financial position or ongoing cash flow and results of operations, but that they could have a material adverse effect on Abbott's cash flow and results of operations for a particular period.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Twelve Months Ended December 31, 2000 and 1999

	Twelve Months Ended December 31
	2000	1999	Percent Change
Net Sales	$13,745,916,000	$13,177,625,000	4.3
Cost of products sold	6,238,646,000	5,977,183,000	4.4
Research & development	1,351,024,000	1,193,963,000	13.2
Selling, general & administrative	2,894,178,000	2,857,104,000	1.3
(Gain) on sale of business	(138,507,000)	—	—
Total Operating Cost & Expenses	10,345,341,000	10,028,250,000	3.2
Operating Earnings	3,400,575,000	3,149,375,000	8.0
Net interest (income)/expense	23,221,000	81,765,000	(71.6)
Net foreign exchange (gain)/loss	7,287,000	26,238,000	(72.2)
(Income) from TAP Pharmaceutical Products Inc. joint venture (a)	(481,340,000)	(390,152,000)	23.4
Other (income)/expense, net	35,000,000	34,636,000	1.1
Earnings Before Taxes	3,816,407,000	3,396,888,000	12.4
Taxes on earnings	1,030,430,000	951,129,000	8.3
Net Earnings	$2,785,977,000	$2,445,759,000	13.9
Basic Earnings Per Common Share	$1.80	$1.59	13.2
Diluted Earnings Per Common Share	$1.78	$1.57	13.4
Average Number of Common Shares Outstanding
Used for Basic Earnings Per Common Share	1,548,015,000	1,536,762,000
Average Number of Common Shares Outstanding
Plus Dilutive Common Stock Options	1,565,579,000	1,557,655,000
Tax Rate	27.0%	28.0%

a)
Abbott's income from its TAP Pharmaceutical Products Inc. joint venture for the fourth quarter was adversely affected as a result of an increase in a litigation reserve related to the U.S. Department of Justice investigation of the marketing and sales practices of TAP Pharmaceuticals Inc. for Lupron. While it is not feasible to predict the outcome of these proceedings with certainty, management is of the opinion that their ultimate disposition should not have a material adverse effect on Abbott's financial position or ongoing cash flow and results of operations, but that they could have a material adverse effect on Abbott's cash flow and results of operations for a particular period.

QuickLinks

Abbott reports increases in sales, earnings for fourth-quarter 2000; sales rise 6.8 percent to $3.7 billion
Private Securities Litigation Reform Act of 1995 — A Caution Concerning Forward-Looking Statements
Abbott Laboratories and Subsidiaries Consolidated Statement of Earnings Fourth Quarter Ended December 31, 2000 and 1999
Abbott Laboratories and Subsidiaries Consolidated Statement of Earnings Twelve Months Ended December 31, 2000 and 1999